Exhibit 23.1



                        Consent of Independent Auditors

          We consent to the reference to our firm as "Experts" in the Registration Statement on Form S-3 and related Prospectus pertaining to the registration of 4,000,000 shares of Time Warner Inc. ("Time Warner") Common Stock and associated Rights to Purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference therein or our reports dated February 2, 2000, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P., incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP
                                             ---------------------



New York, New York
May 1, 2000